EXHIBIT 10.2

Dated June 16th, 2014

Joint Venture Agreement
(Between Nano Labs & DB Metals)

This agreement (“JVCA”) dated June 16th, 2014 between DB Metals SA de CV (“DB Metals”) with business address at Calle Manuel Sotero Prieto 2, Ciudad Satélite, Naucalpan de Juárez, Estado de México, Mexico, and Nano Labs Corp. (“Nano Labs”) with business address at “The Ford Building” 615 Griswold St, Suite 1715, Detroit, Michigan, United States, 48226, is with respect to a joint venture between the parties (the “Project”), whereby DB Metals would be providing business operations and technology in order to allow Nano Labs to conduct business development, marketing and sales for the benefit of the parties exploiting the development and scale up of DB Metals ´s novel technology.

This Agreement sets forth the spirit and general terms of the joint venture between DB Metals and Nano Labs in connection with development and benefit of a metallurgical process that considerable reduce the cost recycling, smelting and refining of non ferrous metals.

1. Background and business opportunity description

The DB Metals is a technology based company located in Mexico that has been developing during the last six years a novel technology consisting of a three phase metallurgical process that enables to reduce significantly the time and raw materials required to recycle lead and other non ferrous metals. As a result of 25 years of experience in the metallurgic field, DB Metals has developed this technology with the financial support of the National Council of Science and Technology of Mexico. After obtaining highly satisfactory pilot-test results in the scaling up process financed by the National Council, DB Metals has been able to confirm the benefits of this novel process that enables the reduction of cost, time, fuel consumption, waste and environmental impact of recycling lead scrap, and that could be applied to recuperate, smelt and refine other non ferrous metals (the "Proprietary Technological Process").

Now The Parties wish to create a a joint venture for the purpose of developing, exploiting and marketing the Proprietary Technological Process addressing related market needs (the “Business Opportunity”).

Further in the manner set out in this contract, the Parties have agreed that the relations of Nano Labs as a shareholder in DB Metals shall be governed by the terms of this JVCA.

2. Business of JVC

This JVCA set out the groundwork with a comprehensive legal and corporate governance framework to address “The Business Opportunity”.

Each party shall act in good faith towards the other in order to promote the DB Metals’s success. The Parties confirm their intention to consult fully on all matters materially affecting the development of the Business.

3. PURPOSE OF THIS AGREEMENT

3.1.
To address market opportunities for metallurgic processes based on the Proprietary Technological Process owned by DB Metals and provide fulfillment funding to operate and/or to licence the Proprietary Technological Process to third parties and to market the metal products addressing business opportunities.

3.2.
To create a joint venture for operational and funding requirements of the Business Opportunity and commitment of the corresponding Proprietary Technological Process owned by DB Metals whereby Nano Labs will be able to address market opportunities.

3.3.
Where it is understood that Nano Labs will establish a marketing and sales platform for DB Metals´s products and the Proprietary Technological Process from time to time for the purpose of business development.

3.4.	It is understood DB Metals and Nano Labs are a joint venture team that is comprised of diversely qualified professionals with complimentary backgrounds and skills.

4. ESTABLISHMENT OF JVC

4.1.	Conditions precedent:

4.1.1	The Parties shall take appropriate steps to establish the joint venture between DB Metals and Nano Labs and neither shall trade or carry on business in any manner prior to Closing.

4.1.2
Each party shall use all reasonable efforts to ensure that the conditions precedent are fulfilled as soon as possible and shall notify the other promptly of any difficulties encountered. If the conditions precedent are not fulfilled (or waived) by June 30, 2014, , this JVCA shall, unless otherwise agreed, thereupon automatically cease and terminate and neither party shall have any claim of any nature whatsoever against the other party.

4.1.3
Prior to June 30, 2014, Nano Labs shall provide financial resources to DB Metals in Mexico in the necessary amount as specified on Attachment A to this JVCA to commence operations (the "Funding"), such Funding shall be according to the costs described in Attachment-A of this JVCA .

4.2.	Closing:

4.2.1	DB Metals shall issueassign, transfer, and deliver to Nano Labs and Nano Labs shall receive and accept at Closing, fifty percent (50%) of DB Metals shares issued and outstanding (the “Share Transfer”)

5.2.1	Closing shall be on June 30, 2014 after the fulfilment of all the conditions precedent when the following events and matters set out in this Article 4 shall take place.

4.2.3	Nano Labs shall issue to DB Metal´s shareholders 100,000,000 shares of common stock of Nano Labs at a $0.001 per share price, which will be issued to the shareholders of DB Metals at Closing.

4.2.4
The parties shall cooperate with each other in connection with any steps to be taken as part of their respective obligations under this JVCA. This obligation shall extend to any matters arising after Closing which bear upon their respective obligations under this JVCA.

4.2.5
Each party hereto shall bear its own costs and expenses incurred in connection with the negotiation, preparation, and performance under this JVCA, and all matters incident thereto, excepting as otherwise set forth herein.

5. General Provisions.

5.1.
This JVCA contains the entire understanding of the parties with regard to the subject matter hereof and no warranties, representations, promises or agreements have been made between the parties other than as expressly herein set forth, and neither Nano Labs nor DB Metals shall be nor are they bound by any warranties, representations, promises or agreements not set forth herein. This JVCA cannot be modified except in writing by all of the parties hereto.

5.2.	Upon execution, this JVCA shall be absolutely binding and fully enforceable and shall inure to the benefit of the parties hereto, their successors, personal representatives and heirs.

5.3.
All notices as may be required by this JVCA shall be sent to the respective parties at the addresses set forth below. The place of notice may be modified by appropriate registered or certified mailing to the parties.

DB Metals SA de CV
Calle Manuel Sotero Prieto 2 int. A
Ciudad Satélite, Naucalpan de Juárez, Estado de México, Mexico
C.P. 53100

and

Nano Labs Corp.
Greswold Street 615, Suite1715, The Ford Buildig,
Detroit Michigan, United States of America

5.4.
Severability. In the event that any of the provisions, or portions thereof, of this JVCA are held to be unenforceable or invalid by any court or tribunal of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected thereby and effect shall be given to the intent manifested by the provisions, or portions thereof, held to be enforceable and valid.

5.5.	Right to Counsel. The Parties hereby acknowledge that they have every right to consult a licensed attorney, CPA and/or consultant and have done so to the extent they consider necessary.

5.6.	Governing Law. This JVCA shall be governed by and construed under the laws of the State of Michigan.

5.7.
Counterparts. This JVCA may be executed in one or more counterparts, each of which shall be deemed an original, including fax signatures, but all of which together shall constitute one and the same document.

5.8.
Arbitration. Any dispute which arises under this JVCA shall be submitted to binding arbitration in Detroit, Michigan pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The Arbitration Panel shall award to the prevailing party all reasonable costs and expenses, including reasonable atttorneys' fees, as determined by the Arbitration Panel.

6. Directors and Management

6.1.	The Business and affairs shall be managed by the Board of Directors of Nano Labs. The Board shall consist of four (4) persons of which:

6.1.1.
At Closing, DB Metals shall be entitled to appoint and maintain in office two (2) directors (“DB Metals Directors”) and in the event the board of directors removes any DB Metals Director so appointed from office, DB Metals shall be entitled to appoint another DB Metals Director in the place of the DB Metals Director so removed; and

6.1.2.
At Closing, Nano Labs shall be entitled to appoint and maintain in office two (2) directors (“Nano Labs Directors”) and in the event the board of directors removes any Nano Labs Director from office, Nano Labs shall be entitled to appoint another Nano Labs Director in the place of the Nano Labs Director so removed).

6.1.3.
At Closing, the Board of Directors of Nano Labs shall approve and ratify the appointment of Eng. Jose Armando Camargo Del Bianco as a director and Chief Technological and Scientific Officer of Nano Labs.

7. Reserved Matters

The following matters (“Reserved Matters”) shall require the prior approval of both of The Parties

7.1.	Any issue of Shares (or securities convertible into Shares) of the DB Metals

7.2.	Any alteration to the Articles of association/bylaws of DB Metals;

7.3.	Any sale of the whole or any substantial part of DB Metals;

7.4.
Any borrowing by DB Metals that would result in the aggregate borrowings of DB Metals being in excess of US$100,000 (one hundred thousand American dollars) or such other amount as the Parties shall from time to time determine;

7.5.	Approval of the annual budget and operating plan of DB Metals;

7.6.	Any major reorganization affecting DB Metals, including the formation of any subsidiary;

7.7.	The appointment (or removal) and the terms of reference of the chief executive and the appointment (or removal) of any clue employee;

7.8.	The commencement, settlement or abandonment of litigation or admission of liability by DB Metals

8. Dividend policy

The Parties agree that DB Metals shall at least during the following two years shall distribute on a equal basis based upon each share issued and outstanding by way of dividend not less than fifty (50) % of the audited after tax net profit in relation to each financial year.

9. Transfer of Shares

9.1.
Unless it is a transfer made with the prior written consent of the other party, neither DB Metals nor Nano Labs shall sell, transfer, pledge, charge, dispose of or otherwise deal with any right or interest in any of its shares in DB Metals (including the grant of any option over or in respect of any Shares).

9.2.
Consent shall not unreasonably be withheld for a transfer by a party to a member of its own group. Each of DB Metals and Nano Labs, respectively, undertakes to procure that, if any member of its group which holds Shares in DB Metals ceases at any time to be a wholly owned subsidiary of that party, that subsidiary shall first transfer beneficially all its Shares in DB Metals back to the relevant party (or another member of its group).

9.3.
No transfer of shares of DB Metals shall in any event be registered or become effective unless the transferee shall first have entered into a contract undertaking to be bound by this contract to the same extent as the transferor would have been bound had the transfer not been effected.

10. Confidentiality

10.1.
The Parties expressly agree that this JVCA and all negotiations pertaining to this matter shall be made known to the public on an acceptable time and in accordance with the disclosure rules of the Securities Exchange Act of 1934, as amended, and shall be made known within their respective organizations.

10.2.
Each of the Parties shall at all times use all reasonable efforts to keep confidential (and to ensure that its employees and agents keep confidential) all commercial and technical information which it may acquire (i) in relation to DB Metals or (ii) in relation to the clients, Business or affairs of the other party (or any member of its respective group). Neither party shall use or disclose any such information except with the consent of the other party or, in the case of information relating to the DB Metals, in the ordinary course of advancing the DB Metals´s Business. The restriction shall not apply to any information that is:

a)	Publicly available through no fault of that party;

b)	Already in the possession of that party prior to its disclosure without any obligation of confidentiality; or

c)	Required to be disclosed by that party pursuant to any law, stock exchange regulation or binding judgment, order or requirement of any court or other competent authority.

10.3.
Each party shall use all its respective powers to ensure (so far as it is able) that DB Metals and its officers, employees and agents observe a similar obligation of confidence in favour of the Parties to this contract.

10.4.	The provisions of this Article shall survive any termination of this contract

10.5.
Indemnification. Each Party agrees to indemnify and hold harmless the other Party, its directors, officers, agents and employees, from and against any liability, damage, losses, expenses, claims, demands, suits, fines or judgments that include reasonable attorneys' fees, costs and expenses, incidental thereto, which may be suffered by, accrued against, charges to or recoverable arising out of or caused by the acts or omissions of the indemnifying Party or its employees or agents in connection with the performance under this Agreement. In the event of injury to person or damage to property arising as a consequence of performance under this Agreement and due to the joint or concurrent negligence of both parties, liability as between the Parties will be apportioned on a basis which equate to the degree of negligence attributable to each, and each Party shall indemnify and hold harmless the other for any excess portion of any such claim, loss, damage or expense so attributed to it.

11. Disclosure Statement

DB Metals agrees to allow Nano Labs Corp to file an 8K disclosure statement and News Release informing the SEC of the Collaboration Agreement to comply with the US Securities exchange commission reporting requirement, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as long as the information so disclosed complies with the restrictions described in the previous article of the present document.

THE ABOVE TERMS AND CONDITIONS ARE HEREBY APPROVED AND ACCEPTED:

THE UNDERSIGNED EXPRESSLY ACKNOWLEDGE FULLY READING, UNDERSTANDING AND RECEIVING A TRUE COPY OF THIS DOCUMENT.

Recognized, agreed and signed by the parties as of this Monday, June 16th of 2014.

DB Metals SA de CV.		Nano Labs Corp.

Per:		Per:
Name:	Jose Armando Camargo Del Bianco	Name:	Bernardo Camacho Chavarria
Title:	President	Title:	President